Confidential Treatment Requested

Exhibit 10.8

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective as of August 24, 2011 (the “Effective Date”), by and between NovoCure USA Inc., a Delaware corporation (the “Company”), and Gabriel Leung, an individual (“Employee”).

R E C I T A L S

A. Executive is familiar with the research and development and clinical activities carried out by the Company and its affiliates, including the Company’s parent corporation, NovoCure Limited, a Jersey Isle company (“Parent”; the Company, the Parent and their respective corporate affiliates are hereinafter referred to as the “NovoCure Group”).

B. The Company and Employee (each, a “Party” and collectively, the “Parties”) desire to enter into this Agreement as to the terms of the Employee’s employment with the Company.

Accordingly, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Terms and Conditions of Employment.

(a) Employment. During the Employment Term (as defined in Section 1(b)), Employee shall serve as the Vice Chairman of the Board of Directors of the Parent and will also serve as the Chairman of the Global Commercialization Team for the NovoCure Group. In this latter capacity, the Employee shall have the duties, authorities and responsibilities as the Company’s or the Parent’s Chief Executive Officer and/or the Board of Directors of the Company (the “Board”) shall designate from time to time commensurate with Employee’s title and position established hereunder. The Employee shall report to the Company’s Chief Executive Officer or as otherwise directed by the Board. During the Employment Term, the Employee shall be entitled to work from his home office in Long Island and at any office of the Company established in the New York metropolitan area; provided, however, that the Employee understands and agrees that reasonable travel will be required by the Company from time to time for business reasons. Except as otherwise provided in this Section 1, during the Employment Term, the Employee shall devote not less than approximately forty percent (40%) of the Employee’s working time and attention, and during such times, provide all the Employee’s best professional effort, skill and abilities to the Company and the Company’s affiliates to which the Employee provides services as set forth in this Section 1 (as applicable); provided, however, that the Employee shall be allowed to engage in other business activities that do not unreasonably interfere with the performance of the Employee’s duties hereunder; provided, further, that the Parties intent is that Employee’s position within the NovoCure Group be for part-time employment to which Employee shall be required to devote not less than the equivalent of approximately ninety (90) working days per year at such times as will be mutually agreed between the Company and Employee.

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(b) Employment Term. The Company agrees to employ Employee pursuant to the terms of this Agreement, and Employee agrees to be so employed, for an initial term of three (3) years (the “Initial Term”) commencing as of the date hereof. The Employment Term (as defined below) shall be automatically extended for successive one year periods (each a “Renewal Term”) following the Initial Term unless either party shall give notice of its desire not to so renew and extend the Employment Term no later than ninety (90) days prior to the end of the Initial Term or any Renewal Term. The Employee’s employment hereunder and the Employment Term may be earlier terminated in accordance with Section 3. The period of time between the Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Term.”

(c) Board Services. During the Employment Term, Employee shall serve and continue to serve, if and when elected and re-elected, as a member of the Board of Directors of the Parent (“Parent Board”). In his capacity as a member of the Parent Board or as a member of any committee thereof, Employee shall serve without compensation other than that herein provided, except as may otherwise be determined by the Company in its sole discretion. For the avoidance of doubt, any time spent by the Employee in his capacity as a member of the Parent Board shall count toward the Employee’s minimum time commitments hereunder, and no failure of the Parent Board to elect the Employee as a member of the Parent Board shall affect adversely the duties and responsibilities of the Employee hereunder.

2. Compensation.

(a) Commencing upon the Effective Date, Employee’s annual base salary shall be $300,000. All base salary amounts shall be payable in accordance with the regular payroll practices of the Company. Employee’s Base Salary shall be subject to annual review by the Board, and may be adjusted from time to time by the Board. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

(b) Annual Bonus. During the Employment Term, Employee shall be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan, if any (the “Incentive Plan”). Each annual bonus under the Incentive Plan shall be payable in the first quarter of the calendar year following the year to which such bonus relates, subject to the Employee’s continued employment in good standing on the applicable bonus payment date. The amount of any payments to the Employee for any year under the Incentive Plan shall be determined by the Board (or a designated committee thereof), in its sole discretion.

(c) Stock Options. Within thirty (30) days following the Effective Date, subject to the approval of the Parent Board, the Company shall grant Employee an option to purchase 53,229 ordinary shares, par value £0.01 each, of the Company (the “Option”), at an exercise price per share equal to the fair market value per share on the date of grant, as determined by the Parent Board in good faith in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided in this

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Agreement, the Option shall vest in five equal installments as follows: twenty percent (20%) shall vest on and as of the Effective Date, and the balance of the Option shall vest in equal installments of sixteen percent (16%) of the shares subject thereto on each of the first five (5) anniversaries of the Effective Date (each such anniversary, a “Vesting Date”), subject to Employee’s continued service to the Company and/or its affiliates through the applicable Vesting Date and Section 4 of this Agreement. Except as otherwise provided in this Agreement, the Option shall be granted in accordance with, and subject to the provisions of, the Parent’s 2003 Share Option Plan (as amended and/or restated from time to time, the “Plan”) and shall be subject to terms and conditions consistent with the terms of the Plan and an option award agreement thereunder and those set forth in this Section 2(c). Notwithstanding the foregoing, the Option shall automatically vest 100% upon the occurrence of a Change of Control (as defined below) that occurs during the Employment Term. For purposes of this Agreement, a “Change of Control” shall mean (i) the sale or other disposition by the existing stockholders of the Parent to one or more unaffiliated third parties following which such existing stockholders cease to own at least fifty percent (50%) of the total combined voting power and/or equity securities of the Parent’s securities outstanding at such time, or (ii) a sale of all or substantially all of the assets of the Parent to one or more unaffiliated third parties.

(d) Employee Benefits. The Employee and the Employee’s eligible dependents shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally (including any pension, profit-sharing, health, disability, life insurance and deferred compensation plans), subject to the terms of the plan, including satisfying the applicable eligibility requirements. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time so long as such action affects all similarly situated employees equally and is not taken in a manner that treat the Employee less favorable than other similarly situated employees.

(e) Vacation. The Employee shall not be entitled to paid vacation from the Company so long as the Employee is working part-time in accordance with the terms of this Agreement.

(f) Expenses. Upon presentation of appropriate documentation, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable and necessary business expenses incurred in connection with the performance of the Employee’s duties hereunder, if any, and the Company’s policies with regard thereto.

3. Termination. The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) Disability. Unless waived by the Board in writing, automatically on the existence of a Disability. For purposes of this Agreement, “Disability” means the Employee has been unable to perform the Employee’s duties hereunder for a period of at least sixty (60) consecutive days or an aggregate of three (3) months in any twelve (12)-consecutive month period, due to the Employee’s physical or mental illness.

(b) Death. Automatically on the date of death of the Employee.

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(c) Cause. Immediately upon written notice by the Company to the Employee of a termination for Cause. “Cause” shall mean:

(i) willful misconduct or gross negligence by the Employee in the conduct of the Employee’s responsibilities for the Company or its controlled affiliates if such willful misconduct or gross negligence has had, or might reasonably be expected to have, a material adverse effect upon the operations or business reputation of the Company or any of its affiliates;

(ii) the Employee’s willful failure to perform the Employee’s duties to the Company or to follow the lawful and reasonable directives of the Chief Executive Officer or the Board (other than as a result of physical or mental incapacity)

(iii) a material breach by the Employee of this Agreement, a material violation of the Company’s code of conduct or other written policy or a material breach of any other agreement entered into by the Employee related to the Company or its affiliates, which breach or violation, to the extent correctable, is not corrected within thirty (30) days after written notification of such breach to the Employee by the Company;

(iv) the Employee’s commission of, or plea of guilty or nolo contendere to, a felony (or its equivalent in any non-U.S. jurisdiction) or crime of moral turpitude; or

(v) the commission by the Employee of an act of fraud, theft, misappropriation, embezzlement against or similar crime against any individual or entity.

(d) Without Cause. Upon thirty (30) days prior written notice by the Company to the Employee of an involuntary termination without Cause (other than for death or Disability).

(e) By the Employee. Upon thirty (30) days prior written notice by the Employee to the Company of the Employee’s voluntary termination of employment for any reason (which the Company may, in its sole discretion, make effective earlier than any notice date provided Employee continue to receive payments he otherwise would be entitled to hereunder for the full length of such notice period).

(f) Expiration of Employment Term; Non-Extension of Agreement. Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Employee pursuant to the provisions of Section 1(b).

4. Consequences of Termination.

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(a) Death. If the Employee’s employment terminates on account of the Employee’s death, then the Employee or the Employee’s estate, as the case may be, shall be entitled to the following (with the amounts due under clauses (i) through (iii) to be paid within the 30-day period following termination of employment):

(i) any unpaid Base Salary through the date of termination;

(ii) reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iii) all other applicable payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement, payable at such times and otherwise in accordance with the terms and conditions such arrangements (collectively, Sections 4(a)(i) through 4(a)(iii) payable in accordance with this Section 4(a) shall be hereafter referred to as the “Accrued Benefits”); and

(b) Disability. If the Employee’s employment terminates on account of the Employee’s Disability, then the Company shall pay or provide the Employee with the Accrued Benefits in the same time and manner as provided in Section 4(a) and the Employee shall be entitled to the Option Acceleration.

(c) Termination For Cause, By the Employee or as a Result of Employee Non-Extension of this Agreement. If the Employee’s employment is terminated (i) by the Company for Cause, (ii) by the Employee for any reason, or (iii) as a result of the Employee’s non-extension of the Employment Term as provided in Section 1(b), the Company shall pay to the Employee the Accrued Benefits in the same time and manner as provided in Section 4(a).

(d) Termination Without Cause, as a Result of Company Non-Extension of this Agreement or for Good Reason. If the Employee’s employment by the Company is terminated (i) by the Company other than for Cause or by the Company due to death or Disability, or (ii) as a result of the Company’s non-extension of the Employment Term as provided in Section 1(b), or (iii) by the Employee for Good Reason, the Company shall pay or provide the Employee with the following,:

(i) the Accrued Benefits, to be payable in the same time and manner as provided in Section 4(a); and

(ii) an additional portion of the Option shall automatically vest on the date of such termination in an amount equal to the portion of the Option that would have vested on the next scheduled Vesting Date but for the termination of the Employee’s employment hereunder;

(iii) subject to Section 4(f) and subject to the Employee’s ongoing compliance with the obligations in Section 5, continued payment of the Employee’s Base Salary for a period equal to six (6) months, paid in accordance with the regular payroll practices of the Company (but off employee payroll); provided, that the first installment of any such payment shall be made on the sixtieth (60th) day after the date of termination, and will include payment of any amounts that were otherwise due prior thereto.

Payments and benefits provided in this Section 4(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

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For purposes of this Agreement, “Good Reason” means any of the following events, without the Employee’s written consent:

(i) a material diminution in your Base Salary or target bonus opportunity;

(ii) relocation of the Employee’s location of employment outside of the New York city metropolitan area;

(iii) a material diminution in your status, duties, or authority; or

(iv) the failure of the Company to obtain an agreement from any successor to all or substantially all of the assets or business of the Company following a Change of Control to assume and agree to perform this Agreement within fifteen days after a Change of Control; or

(v) any other action or inaction that constitutes a material breach by the Company of this Agreement or the failure of the Company to cause the Employee to be elected to the Parent Board or the subsequent removal of the Employee from the Parent Board;

provided, that, in each case, any resignation for Good Reason requires notice by you to the Company within ninety (90) days of the occurrence of such Good Reason event stating such specific facts and circumstances and the Company shall have an opportunity to cure such circumstances within thirty (30) days of receipt of such notice, and to the extent not cured during such thirty-day cure period, Employee’s employment shall terminate for Good Reason on the day following expiration of such thirty-day cure period.

(e) Other Obligations. Upon any termination of the Employee’s employment with the Company, the Employee shall promptly resign from any position with the Company or any affiliate of the Company (including as an officer, director and/or fiduciary).

5. Release.

Any and all amounts payable and benefits or additional rights provided to the Employee pursuant to this Agreement upon or following termination of her employment (other than the Accrued Rights) shall only be payable if within sixty (60) days following the date of termination the Employee executes and delivers to the Company a fully effective and irrevocable general release of claims in favor of the Company in a form reasonably satisfactory to the Company, which the Company shall provide to the Employee within seven (7) days following the date of termination. Notwithstanding anything herein to the contrary, with respect to any payment subject to the foregoing that is (i) paid in installments that would otherwise commence prior to the sixtieth (60th) day after the date of termination, the first payment of any such payment shall be made on the sixtieth (60th) day after the date of termination, and will include payment of any amounts that were otherwise due prior thereto, or (ii) paid in a lump sum that would otherwise be paid prior to the sixtieth (60th) day after the date of termination, such payment shall be made on the sixtieth (60th) day after the date of termination.

6. Employee Covenants. For purposes of this Section 6, references to the Company shall be deemed, except where the context otherwise requires to include the Parent, the Company, and their wholly owned subsidiaries and respective successors and assigns.

(a) Non-Solicitation of Customers and Suppliers. During the period of Employee’s employment or other service relationship with the Company and for one year after

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the cessation thereof for any reason, Employee shall not, directly or indirectly, whether alone or as a consultant, advisor, partner, officer, director, employee, joint venturer, agent, member, lender or stockholder of any entity, solicit, divert or attempt to solicit or divert any person, concern or entity, that is furnished services by or furnishes services to the Company, from doing business with the Company, or induce or attempt to induce any client, customer or supplier of, or joint venturer with, the Company to cease being a client, customer or supplier of, or joint venturer with, the Company, or otherwise induce any such client, customer or supplier or joint venturer to cease doing business with the Company, or interfere in any way with the relationship between any such client, customer or supplier or joint venturer and the Company.

(b) Non-Solicitation of Employees. During Employee’s employment or other service relationship with the Company and for two years after the cessation thereof for any reason, Employee shall not, directly or indirectly, alone or as a consultant, advisor, partner, officer, director, employee, joint venturer, agent, member, lender or stockholder of any entity, solicit or induce any individual who is at the time of such solicitation, or was during the six (6) months preceding the cessation of Employee’s employment or other service relationship, an employee or consultant or other service provider of the Company to leave his or her employment or employment or other service relationship with the Company, or assist in any manner, directly or indirectly, in the recruitment or hiring of any employee of the Company.

(c) Non-Disparagement. The parties agree that neither of them shall, at any time, whether during or after cessation of Employee’s employment or other service relationship with the Company, take any action to disparage or criticize the other or otherwise make or publish any statement (orally or in writing) that libels, slanders, disparages or otherwise defaces the goodwill or reputation (whether or not such disparagement legally constitutes libel or slander) of the other. Nothing contained in this Section 9 shall preclude either the Company or Employee from enforcing their respective rights under this Agreement or responding truthfully to legal process or governmental inquiry.

(d) Disclosure and Assignment of Inventions.

(i) The Employee understands that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that, as a part of the Employee’s engagement with the Company, the Employee may make new contributions to and create inventions of value for the Company.

(ii) From and after the date Employee first became associated with the Company, the Employee undertakes and covenants that Employee will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, concepts, techniques, methods, systems, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets, that are made or conceived or first reduced to practice or created by him, either alone or jointly with others, during the Employment Period that arise in the performance of the employment services contemplated hereunder or that otherwise relate to the NovoTTF device (“Inventions”).

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(iii) The Employee agrees that all Inventions that (A) are developed using equipment, supplies, facilities, products, intellectual property, trade secrets or other Proprietary Information of the Company, (B) result from work performed by him for the Company, or (C) relate to the Company’s business or current or anticipated research and development related to the NovoTTF device will be the sole and exclusive property of the Company (“Company Inventions”).

(iv) The Employee hereby irrevocably transfers and assigns to the Company and its successors and assigns forever, to have and to hold the same, the following: (A) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention; and (B) any and all “Moral Rights” (as defined below) that the Employee may have in or with respect to any Company Invention. The Employee also hereby forever waives and agrees never to assert any Moral Rights Employee may have in or with respect to any Company Invention, even after termination of Employee’s work on behalf of the Company. As used herein, the term “Moral Rights” mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any invention and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

(v) The Employee agrees to assist the Company, at the Company’s sole cost and expense, to obtain for the Company and to enforce any patents, copyrights, mask work rights, and other legal protections for the Company’s Inventions in any and all countries as the Company may elect. The Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. The Employee’s obligations under this Section 6 will continue beyond the termination of Employee’s engagement with the Company, provided that the Company will compensate him at a reasonable rate after such termination for any time or expenses actually spent by him at the Company’s request on such assistance. The Employee hereby irrevocably appoints the Secretary of the Company as Employee’s attorney-in-fact to execute documents on Employee’s behalf for the purpose of this Section.

(e) Proprietary Information.

(i) The Employee acknowledges and agrees that Employee will have access to confidential and proprietary information concerning the business and financial activities of the Company and information and technology regarding the Company’s product research and development, including without limitation, the Company’s marketing plans, customers, trade secrets, test results, processes, data and know-how, improvements, inventions, techniques and products. Such information, whether documentary, written, oral or computer generated, shall be deemed to be and referred to as “Proprietary Information”. Proprietary Information shall be deemed to include any

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and all proprietary information disclosed by or on behalf of the Company and irrespective of form, but excluding information that (A) was known to the Employee prior to Employee’s association with the Company and can be so proven by the Employee’s contemporaneous written records; (B) shall have appeared in any printed publication or patent or shall have become a part of the public knowledge except as a result of a breach of this Agreement by the Employee; (C) shall have been received by the Employee from a third party having no obligation to the Company, (D) reflects general skills and experience gained during the Employee’s engagement by the Company, or (E) reflects information and data generally known within the industries or trades in which the Company transacts business.

(ii) The Employee agrees and declares that all Proprietary Information and other rights in connection therewith shall be the sole property of the Company and its assigns. At all times, both during Employee’s engagement by the Company and after its termination, the Employee will keep in strict confidence and trust all Proprietary Information, and the Employee will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the Company, except as may be necessary in the ordinary course of performing the Employee’s duties hereunder and in the best interests of the Company.

(iii) The Employee recognizes that the Company may receive and will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes (“Third Party Information”). At all times, both during the term of this Agreement and after its termination, the Employee undertakes to keep any and all such Third Party Information in strict confidence and trust, and the Employee will not use or disclose any of such Third Party Information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing the Employee’s duties hereunder and in the best interests of the Company and consistent with the Company’s agreement with such third party.

(iv) At the end of the Employment Period, the Employee will promptly deliver to the Company all documents and materials of any nature pertaining to Employee’s work with the Company, and Employee will not take with him any documents or materials or copies thereof containing any Proprietary Information or Third Party Information.

(v) The Employee’s undertakings in this Section 5 shall remain in full force and effect after termination of this Agreement or any renewal thereof.

(f) Remedies. Employee recognizes and acknowledges that a breach or threatened breach by Employee of the provisions of this Agreement may cause irreparable damage to the Company, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach cannot adequately remedy. Accordingly, in the event of such a breach or threatened breach of this Agreement, the Company shall be entitled, in addition to any and all remedies of law or in equity, to preliminary injunctive

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relief without the necessity of proving actual damages, a permanent injunction, specific performance or other equitable relief to prevent the violation or threatened violation of Employee’s obligations hereunder, without bond or other security or a showing that monetary damages will not provide an adequate remedy.

(g) Tolling. In the event of any violation of the provisions of this Section 6, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 6 shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(h) Conflicts. Employee represents and warrants that his employment or other service relationship or engagement by the Company and the execution and delivery of this Agreement and compliance with all the terms of this Agreement do not and will not breach any written or oral agreement Employee has entered into relating to intellectual property, noncompetition or otherwise. Employee shall not enter into any written or oral agreement in conflict with this Agreement. Further, Employee shall abide by any policy concerning conflicts of interest that the Company may from time to time have in effect.

7. Representations and Warranties of the Employee.

(a) Compliance With Law. The Employee represents and warrants to the Company that he will comply with all applicable federal, state and local laws, rules and regulations applicable to his performance of the employment services contemplated hereunder, including, without limitation, the applicable medical practice rules of the jurisdictions in which he provides the employment services contemplated hereunder.

(b) No Debarment or Disqualification. The Employee represents and warrants to the Company that he is not currently debarred or otherwise disqualified or excluded by the U.S. Food and Drug Administration (“FDA”) or any other U.S. or foreign government regulatory authority, and has never been so debarred or disqualified. If during the Employment Period, the Employee (i) comes under investigation by the FDA for debarment action or disqualification, (ii) is debarred or disqualified or (iii) engages in any conduct or activity which could reasonably lead to any of the above mentioned debarment or disqualification actions, the Employee shall immediately notify the Company of same.

8. Miscellaneous.

(a) Notices. Unless otherwise provided in this Agreement, all notices, approvals, or other communications purporting to affect the rights of the Parties hereunder will be in writing and will be delivered personally or by confirmed facsimile or certified mail, return receipt requested or express courier to the other Party at the address of the Party set forth below or at such other address as such Party notifies to the other Party in writing:

Company:	Le Masurier House
La Rue le Masurier

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St. Helier, Jersey JE2 4YE
Facsimile: +44.15.34756799;

With a copy to (which shall not constitute notice)

Proskauer Rose LLP
11Times Square
New York, NY 10036
Facsimile: 1-212-969-2900
Attn: Paul I. Rachlin, Esq.

Employee:	Gabriel Leung
XXXXX
XXXXX

With a copy to:

Outten & Golden LLP
3 Park Avenue, 29th Floor
New York, NY 10016
Facsimile: 1-212-977-4005
Attn: Wayne N. Outten, Esq.

or to such other address as a Party may notify the other pursuant to a notice given in accordance with this Section 8(a). Any notice personally delivered shall be deemed received when given, or if given by facsimile or overnight courier shall be deemed received on the next business day and any notice mailed shall be deemed received on the third business day thereafter.

(b) Severability. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, such provision shall be severed from this Agreement and shall be deemed replaced by a provision as similar as possible to the severed provision but which is legal, valid and enforceable. The legality, validity and enforceability of the remaining provisions of this Agreement will not be affected or impaired solely thereby.

(c) Amendments. No amendment, waiver, modification or deletion of any of the provisions of this Agreement will be effective unless made in writing and signed by an authorized representative of each of the Parties.

(d) Assignment. This Agreement will be binding upon, inure to the benefit of and be enforceable by, as applicable, the Company and the Employee and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees and shall be personal to each of the Parties hereto. Except as provided in this Section 8(d) hereof, no party may assign, transfer or delegate any rights or obligations hereunder without first obtaining the prior written consent of the other Party hereto. Notwithstanding the foregoing, the Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the

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same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

(e) Governing Law and Dispute Resolution. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York. In the event of any dispute arising out of or relating to this Agreement or Employee’s employment with the Company, the parties agree first to engage in prompt and serious good faith discussions to resolve the dispute. If such discussion fails to resolve the dispute, the parties shall submit the dispute to final and binding arbitration using the American Arbitration Association in New York City under its National Rules for the Resolution of Employment Disputes. The Company shall bear the costs and expenses of the arbitration. The arbitrator shall have the authority to award reasonable attorneys’ fees, costs, and expenses to a party that substantially prevails. Notwithstanding the foregoing, the Company shall be entitled to seek injunctive relief from any court or tribunal of competent jurisdiction as contemplated by Section 6(f).

(f) Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior oral and written agreements and understandings to which the Company or the Employee are or may have been parties with respect to the subject matter herein.

(g) Code Section 409A.

(i) The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Employee by Code Section 409A or any damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” (as defined in Treasury Regulation § 1.409A-1(h)) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that constitutes “nonqualified deferred compensation” subject to Code Section 409A, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death (the “Delay Period”). Upon the expiration of

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the Delay Period, all payments and benefits delayed pursuant to this Section 8(g) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) Any taxable reimbursement of costs and expenses by the Company provided for under this Agreement shall be made in accordance with the Company’s applicable policy and this Agreement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (A) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (B) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (C) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(iv) Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. With regard to any installment payments provided for under this Agreement, each installment thereof shall be deemed a separate payment for purposes of Code Section 409A.

(h) Headings. The headings for each section of this Agreement are for the convenience of the Parties only and shall have no effect on the construction of the terms of this Agreement.

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature page follows]

Confidential Treatment Requested

IN WITNESS WHEREOF, this Agreement has been executed on the day and year first written above.

NOVOCURE USA INC.		EMPLOYEE

By:	/s/ Asaf Danziger	/s/ Gabriel Leung
Name: Asaf Danziger		Gabriel Leung
Title: Chief Executive Officer
08/25/2011